Exhiit 10T.1


                        AMENDMENT TO EMPLOYMENT AGREEMENT


         MADE AND ENTERED INTO this 29th day of July, 2003, by and between DECORATOR INDUSTRIES, INC., a Pennsylvania corporation, with offices at Suite 201, 10011 Pines Boulevard, Pembroke Pines, Florida 33024 (hereinafter called "Decorator" or "Employer") and WILLIAM BASSETT, residing at 1167 N.W. 97th Drive, Coral Springs, Florida 33071 (hereinafter called the "Employee").

                               W I T NE S S E T H:

         WHEREAS, the parties hereto entered into an employment agreement dated August 2, 1994 (hereinafter called the "Employment Agreement"); and

         WHEREAS, the parties desire to amend the Employment Agreement as hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual covenants, promises, warranties and agreements hereinafter set forth, the parties, intending to be legally bound hereby, each for themselves and their respective heirs, successors and assigns, covenant, warrant, promise and agree as follows:

         1. The term set forth in paragraph 1 of the Employment Agreement is extended to December 31, 2007 (hereinafter the "1st Term"). Commencing January 1, 2008, for a period of five (5) years terminating December 31, 2012, the Employee shall be employed as an employee/consultant and adviser to devote such time and perform such duties requested by the Board of Directors as he deems reasonably necessary for the benefit of the Employer (hereinafter the "2nd Term"). Included in Employee's duties during the 2nd Term shall be assistance and advice to his successor; search for acquisitions; and as reasonably requested by the Board of Directors, negotiate the terms of such purchase and aid in the due diligence in connection therewith, and review financial reports of the Employer.
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         2. Paragraph 3 of the Employment Agreement pertaining to compensation is deleted in its entirety and the following paragraphs are agreed upon, adopted and inserted in lieu thereof:

                  "3. Compensation During the 1st Term. The Employee shall receive remuneration for his services during the 1st Term at an annual base salary of at least Three Hundred Thirty-Six Thousand Dollars ($336,000) per annum, payable not less frequently than in equal monthly installments commencing January 1, 2003. The Employee will be eligible for annual increases and bonuses commensurate with his and the Employer's performance during the preceding year, the payment and amount of which is to be at the discretion of the Employer's Compensation Committee and the Board of Directors.

                  3.1 Compensation during the 2nd Term. The Employee shall receive remuneration for his services hereunder at an annual base salary of sixty percent (60%) of either the salary paid to the Employee during the year ended December 31, 2007 or the average of such salary for the years 2005, 2006 and 2007, whichever shall be greater, payable not less frequently than in equal monthly installments commencing January 1, 2008."

         3. Paragraph 4 is amended by changing the caption to read "Other Benefits During the 1st and 2nd Term." Paragraphs 4C and 4D of the Employment Agreement are deleted in their entirety and Paragraph 4C is inserted in lieu thereof:

                  C. Employer shall continue, maintain and pay the premiums on a long-term care insurance policy covering the Employee and spouse (with the Employee to pay all additional premiums charged in excess of $1,000 annually over the premiums heretofore charged for Employee's disability insurance policies).

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         Paragraph 4.1 is added to the Employment Agreement to provide as follows:

                  A. Employer shall continue, maintain and pay the premiums on the $1,000,000 split dollar policy and a $1,000,000 key man insurance policy on the life of the Employee, the proceeds of which key man insurance less the death benefits payable pursuant to Paragraph 5A below, shall be payable to Employee, Employee's personal representative or named beneficiary.

                  4.2      Other Benefits During the 2nd Term.

                  A. Employer shall provide Employee with a computer for use at his home tied into the Employer's computer network.

                  B. In addition, the Employer shall continue to pay fringe benefits as heretofore but not in excess of $35,000 per annum."

         Paragraph 4.3 is added to the Employment Agreement to provide as follows:

                  "4.3 Other Benefits after the 2nd Term. During the life of the Employee and his wife, the Employer shall continue, maintain and pay the premiums on their long term care policy (with Employee to pay $1,000 per annum if required per Paragraph 4C) and the cost/premiums for Medicare and Medicare Supplement coverage."

         4. Paragraphs 5A and 5B of the Employment Agreement are deleted in their entirety and the following paragraphs are substituted in lieu thereof:

                  "5A. If Employee shall die or be permanently disabled during the 1st Term, the Employer shall pay the Employee, the Employee's personal representative or his named beneficiary, the Employee's then current compensation for the balance of the year in which the

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


                           Employee's death or disability occurred, plus a benefit equal to two times the annual remuneration paid to the Employee for the year prior to his death or permanent disability. If the Employee shall die or be permanently disabled during the 2nd Term, the Employer shall pay the Employee, the Employee's personal representative or named beneficiary the balance of the compensation due the Employee under the 2nd Term of his employment."

         5. Except as provided herein, all the other terms of the Employment Agreement shall remain as heretofore.

ATTEST:                             DECORATOR INDUSTRIES, INC.

                                    By:  The Compensation Committee

/s/ Michael Solomon                 /s/ Jerome Lieber
------------------------            ------------------------------------
Vice President

                                    /s/ Joseph Ellis
                                    ------------------------------------


                                    /s/ Thomas Dusthimer
                                    ------------------------------------


                                    /s/ Ellen Downey
                                    ------------------------------------




                                    /s/ William Bassett
                                    ------------------------------------
                                    WILLIAM BASSETT




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